SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 11, 2017

SOLENO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
1235 Radio Road, Suite 110
Redwood City, CA 94065
(Address of principal executive offices)
(650) 213-8444
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¬

Item 1.01. Entry into a Material Definitive Agreement.
On December 11, 2017, Soleno Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Oracle Investment Management, Jack W. Schuler, Birchview Capital and certain other institutional and accredited investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement, up to 8,141,116 shares of the Company’s common stock,  par value $0.001 per share (“Common Stock”), at a price per share of $1.8425 (the “Shares”) for an aggregate gross proceeds of approximately $15,000,000 (the “Private Placement”). The Company intends to use the net proceeds from the Private Placement for working capital or other general corporate purposes.
In connection with the Private Placement, the Company has granted certain registration rights to the Investors, pursuant to which, among other things, the Company will prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement to register for resale the Shares when commercially reasonable. Further, the Company has agreed to issue to each Investor a warrant to purchase 0.74 additional shares of Common Stock at an exercise price of $2.00 per share (collectively, the “Warrants”). Piper Jaffray & Co. (“Piper”) has acted as the Company’s sole placement agent for the Private Placement and the Company has agreed to pay Piper a fee equal to seven percent (7.0%) of gross proceeds received by the Company.
The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide information regarding the terms of the Purchase Agreement and not to provide with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.
The foregoing description of the Warrants and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Warrant and the Purchase Agreement, which are filed as Exhibit 4.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.

Concurrently with the closing of the Private Placement, the Company intends to terminate the Common Stock Purchase Agreement dated January 27, 2017 (the “Agreement”), by and between the Company and Aspire Capital Fund, LLC (“Aspire”), pursuant to which Aspire had certain rights to purchase shares of Common Stock from the Company. Pursuant to the terms of the Agreement, the Company will provide a termination notice to Aspire, and in accordance with the Agreement, the termination will become effective without any liability whatsoever of either party to the other party under the Agreement, except for certain limited provisions that would survive the termination.
Item 3.02. Unregistered Sales of Equity Securities.

Pursuant to the Private Placement described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 3.02 in its entirety, the Company will sell the Shares to an “accredited investor,” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws. The Investors represented that they are acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the Shares have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.
Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.
Item 8.01. Other Events.
On December 12, 2017, the Company issued a press release announcing the Private Placement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant.
10.1	Securities Purchase Agreement, dated as of December 11, 2017.
99.1	Press Release of Soleno Therapeutics, Inc., dated December 12, 2017.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant.
10.1	Securities Purchase Agreement, dated as of December 11, 2017.
99.1	Press Release of Soleno Therapeutics, Inc., dated December 12, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLENO THERAPEUTICS, INC.

By:	/s/ Anish Bhatnagar
Anish Bhatnagar Chief Executive Officer

Date: December 13, 2017